As filed with the Securities and Exchange Commission on August 20, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MONAKER GROUP, INC.

(Name of registrant in its charter)

Nevada	26-3509845
(State or jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

(954) 888-9779

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

William Kerby

Chief Executive Officer

Monaker Group, Inc.

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

(954) 888-9779

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies To:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Florida 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.00001 per share	265,300(3)	$2.07	$549,171.00	$68.37
Common Stock, par value $0.00001 per share	199,769(4)	$2.07	$413,521.83	$51.49
TOTAL	465,069	$2.07	$962,692.83	$119.86(5)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock split, stock dividends, recapitalization, or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low per share sales prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on August 16, 2018.
(3)	Represents outstanding shares of common stock of Monaker Group, Inc.
(4)	Represents shares of common stock of Monaker Group, Inc. that are issuable in connection with the exercise of outstanding warrants to purchase shares of common stock at a current exercise price of $5.09 per share and held by the selling stockholders named in the prospectus which forms a part of this Registration Statement.

(5)	Pursuant to Rule 457(p) under the Securities Act, the Registrant has offset the total registration fee due under this Registration Statement by the amount of the filing fee associated with the unsold securities from the Registrant’s Form S-1 Registration Statement, filed by the Registrant with the Securities and Exchange Commission (“SEC”) on September 23, 2016 (SEC File No 333-213753), registering a primary offering of securities to be sold by the Registrant for a maximum aggregate offering price of $23,750,000 (total registration fee of $2,391.63)(the “Withdrawn Registration Statement”), which Registration Statement was withdrawn by the Registrant before it became effective and before any securities were sold thereunder. A total of $684.48 of the aggregate associated filing fees of $2,391.63 associated with the Withdrawn Registration Statement were used to offset the registration fee due in connection with the Registrant’s Form S-1 Registration Statement originally filed on September 25, 2017 (SEC File No. 333-220619). A total of $119.86 of the remaining aggregate associated filing fees associated with the Withdrawn Registration Statement are used to offset the registration fee due in connection with this Registration Statement filing. Accordingly, the full amount of the $119.86 registration fee due for this Registration Statement has been paid by offset against a portion of the balance of the fee paid for the Withdrawn Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 20, 2018

PROSPECTUS

Monaker Group, Inc.

465,069 Shares of Common Stock

__________________

This prospectus relates to the resale by the selling stockholders named herein of 465,069 shares of common stock, par value $0.00001 per share, which we refer to as common stock, of Monaker Group, Inc., which we refer to as us, we, the Company, the Registrant or Monaker, representing (a) 265,300 outstanding shares of common stock, held by the selling stockholders named herein; and (b) 199,769 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 199,769 shares of common stock at a current exercise price of $5.09 per share (which exercise price was subject to anti-dilution adjustments as discussed herein), held by the selling stockholders named herein. The shares of common stock being offered by the selling stockholders have been issued, and will be issued upon the exercise of warrants granted, as liquidated damages, pursuant to the terms of that certain Common Stock and Warrant Purchase Agreement, entered into by the Company on July 31, 2017 and the associated Placement Agency Agreement, which are described in greater detail under “Prospectus Summary” – “Private Placement Offering”, beginning on page 5. The selling stockholders are described in greater detail under “Selling Stockholders”, beginning on page 15.

The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholders named herein. The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 22, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholders. However, in the event that the warrants to purchase 199,769 shares of common stock are exercised for cash, we may receive up to a total of approximately $1,016,824.21 in proceeds. We are registering shares of common stock on behalf of the selling stockholders. We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “MKGI”. The closing price for our common stock on August 16, 2018, was $2.06 per share.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 13 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to the resale by the selling stockholders listed in this prospectus of up to 465,069 shares of our common stock. We will not receive any proceeds from the resale of any of the shares by the selling stockholders. However, in the event that the warrants to purchase 199,769 shares of common stock are exercised for cash, we may receive up to a total of approximately $1,016,824.21 in proceeds. We have agreed to pay for the expenses related to the registration of the shares being offered by the selling stockholders.

You should read this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Incorporation of Documents By Reference” before making an investment decision.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus. We do not imply or represent by delivering this prospectus that Monaker Group, Inc., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct at any time after such date.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under, and incorporated by reference into, the section entitled “Risk Factors” beginning on page 13 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to Monaker Group, Inc., is also based on our good faith estimates.

i

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Registrant”, the “Company,” “Monaker” and “Monaker Group” refer to Monaker Group, Inc. and its subsidiaries. In addition, unless the context otherwise requires, “FYE” refers to fiscal year end; “Exchange Act” refers to the Securities Exchange Act of 1934, as amended; “SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and “Securities Act” refers to the Securities Act of 1933, as amended. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our securities.

On February 12, 2018, the Company effected a 1:2.5 reverse stock-split of all of its outstanding shares of common stock, which has been retroactively reflected herein.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, especially the risks of investing in our securities as discussed under, and incorporated by reference into, the section entitled “Risk Factors” and the financial statements and notes incorporated by reference herein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

Summary

Monaker Group, Inc. and its subsidiaries operate online marketplaces. We believe our most promising part of our business plan is the incorporation of alternative lodging rental units into our marketplaces while facilitating access to alternative lodging rentals to other distributors. Alternative lodging rentals (ALRs) are whole unit vacation homes or timeshare resort units that are fully furnished, privately owned residential properties, including homes, condominiums, apartments, villas and cabins that property owners and managers rent to the public on a nightly, weekly or monthly basis. NextTrip.com, one of our marketplaces, provides access to airline, car rental, lodgings and activities products and includes our ALR offering which unites travelers seeking ALRs located in countries around the world. Another one of our other marketplaces, Maupintour, also provides concierge tours and activities at destinations. Currently our Maupintour and NextTrip online marketplaces (each as discussed in greater detail below) are operational, and allow for the booking of ALRs.

Our ambition is to become the largest instantly bookable vacation rental platform in the world, providing large travel distributors via a business-to-business model (B2B), our ALR inventory, as well as providing direct to consumers both ALR products and auxiliary services so travelers can purchase vacations through NextTrip.com, NextTrip.biz, Maupintour.com or EXVG.com. Additionally, we plan to provide the most qualified platform to assist property owners and managers the means to broaden their distribution for booking their homes. The Company serves three major constituents: (1) property owners and managers, (2) travelers and (3) other travel/lodging distributors. Property owners and managers provide detailed listings of their properties to the Company with the goal of reaching a broad audience of travelers seeking ALRs. The property owners and managers provide us their properties, at a preferential rate for each booking and, in return, their properties will be listed for free as an available ALR on NextTrip.com, NextTrip.biz, Maupintour.com or EXVG.com (as well as with distributors). Travelers will be able to visit NextTrip.com, Maupintour.com or EXVG.com (and distributors) and search and compare our large and detailed inventory of listings to find ALRs meeting their needs.

The global vacation rental industry is large and growing, but it is also fragmented and inefficient. We believe we will benefit from having both (a) a broad selection of ALR listings, and (b) a large audience of travelers who visit (i) NextTrip.com, Maupintour.com or EXVG.com as well as (ii) Distributors. We believe that the broad selection of ALRs will attract more travelers and the large audience of travelers will in turn attract more ALRs from property owners and managers.

Monaker is a technology driven travel company which has identified and sourced ALR products and plans to convert them into instantly bookable products as its distinguishing niche. The ALRs are owned and leased by third parties and are available to rent through Monaker’s websites as well as other Distributors. Monaker’s services include critical elements such as technology, an extensive film library, trusted brands and established partnerships that enhance product offerings and reach. We believe that consumers are quickly adopting video for researching and educating themselves prior to purchases, and Monaker has carefully amassed video content, key industry relationships and a prestigious travel brand as cornerstones for the development and planned deployment of core-technology on both proprietary and partnership platforms.

Monaker sells travel services to leisure and corporate customers around the world. Our primary focus is to incorporate ALR options into our current offerings of scheduling, pricing and availability information for booking reservations for airlines, hotels, rental cars, cruises and other travel products such as sightseeing tours, shows and event tickets and theme park passes. The Company sells these travel services both individually and as components of dynamically-assembled packaged travel vacations and trips. In addition, the Company provides content that presents travelers with information about travel destinations, maps and other travel details. In February 2018, the Company introduced its new travel platform under the NextTrip brand. This platform continues to be improved with a focus on maximizing the consumer’s experience and assisting them in the decision and purchasing process.

The platform is a licensed technology that will connect our proprietary technology and will allow our users to search large travel suppliers of alternative lodging inventories and present consumers comprehensive and optimal alternatives at the most inexpensive rates to choose from.

In March 2018, the Company introduced Travelmagazine.com, an online travel publication with the aim of giving travelers around the world inspiration for future travel destinations and trips. The publication offers written articles, videos, and podcasts. Moving forward, we plan for Travelmagazine.com to become a central hub of information for travelers who are looking to get detailed information on destinations all around the world. We also plan to move Travelmagazine.com from having content created by a team of staff writers, to a team of worldwide writers who will contribute content to the page for publication. The website is planned to be supported by advertising and allow for promotion of both ALR and Maupintour vacation products.

The Company plans to sell its travel services through various distribution channels. The primary distribution channel will be through its B2B channel partners which includes sales via (i) other travel companies’ websites and (ii) networks of third-party travel agents. Secondary distribution will occur through its own website at NextTrip.com, the NextTrip mobile application (“app”) and Nexttrip.Biz. Additionally we will offer specialty travel services via EXVG.com and Maupintour, targeting high touch inventory to customers through a toll-free telephone number designed to assist customers with complex or high-priced offerings.

Monaker’s core holdings include NextTrip.com, NextTrip.Biz, Maupintour.com and EXVG.com. NextTrip.com is the primary consumer website, where travel services and products are booked. The travel services and products include tours; activities/attractions; airline; hotel; and car rentals and ALRs. Maupintour complements the Nextrip.com offering by providing high-end tour packages and activities/attractions. EXVG.com is planned to be a specialized secondary website devoted to those ALRs that cannot be booked on a real-time basis. These ALRs tend to be sourced from owners and managers who have not invested in a reservation management system and/or the owner or manager prefers to personally vet the customer before accepting a booking; typically because the ALR is a high value property. EXVG.com travel services and products will only include the aforementioned ALRs as well as tours and activities from Maupintour. NextTrip.Biz is targeted at small to midsized businesses offering them a customized travel solution for staff business travel to meetings, conferences, conventions or even vacation travel and gives the companies lower costs, better expense control and the option for a “self-branded” website.

The Company owns an approximately 13% interest in RealBiz Media Group, Inc. (“RealBiz”) as of February 28, 2018 which is represented by 44,470,101 RealBiz Series A Preferred Stock shares.

Products and Services

Monaker plans to focus on marketing ALR options directly to consumers and to other travel distributors. The Company’s concentration on ALRs is driven by contracts with vacation home (including timeshare) unit owners and managers that are made available to consumers and to other travel portals (Distributors) for nightly or extended stays. In addition, we offer travelers activities and tours through our subsidiary, Maupintour. Therefore, not only can we assist a traveler with identifying a destination and the lodging at the destination, but we can provide options of activities while at the destination. We also provide the means for making arrangements for airline tickets, car rentals and lodging (i.e. hotels and ALRs in the near future). In summary, Monaker offers travelers the complete travel package made easy or… Travel Made EasyTM.

The average ALR search and booking takes a few hours while the average vacation planning process typically involves the consumer visiting up to seven travel websites and spending over 10 hours to book their vacation (according to Susan Ho, Founder of Journy). We believe the NextTrip.com website using the above features should reduce ALR/Vacation planning time from hours to minutes all with the convenience of one site (truly “Travel Made Easy”).

Private Placement Offering

On August 11, 2017, the Company closed the transactions contemplated by the Common Stock and Warrant Purchase Agreement, entered into by the Company on July 31, 2017 (the “Purchase Agreement”), with certain accredited investors named therein (collectively, the “Purchasers”). Under the terms of the Purchase Agreement, the Company sold the Purchasers an aggregate of 613,000 shares of our common stock (the “Shares”) and 613,000 warrants to purchase one share of common stock (the “Offering Warrants” and together with the Shares, the “Securities”)(the “Private Placement Offering”). The combined purchase price for one Share and one Offering Warrant to purchase one share of common stock in the Private Placement Offering was $5.00.

Placement Agency Agreement

Pursuant to a Placement Agency Agreement (the “Agent Agreement”) entered into with Northland Securities, Inc. (the “Agent”) on July 31, 2017, in connection with the Private Placement Offering, the Agent served as the Company’s exclusive placement agent for the Private Placement Offering. In consideration therewith, we paid the Agent 8% of the gross proceeds from the sale of the Securities ($245,200) and, for the consideration of $50, sold the Agent a warrant to purchase shares of common stock equal to 5% of the shares sold in the Private Placement Offering (i.e., warrants to purchase 30,650 shares of common stock)(the “Agent Warrants” and collectively with the Offering Warrants, the “Warrants”). The Company also agreed to reimburse up to $150,000 of the expenses of the Agent in connection with the Private Placement Offering. The Placement Agreement includes customary representations and warranties and includes indemnification rights of the Agent. The Agent is also entitled to the registration rights and liquidated damages associated therewith which the Purchasers have pursuant to the Purchase Agreement.

Related Party Investors

William Kerby, the Chief Executive Officer and Chairman of the Company purchased $50,000 of the Securities (10,000 Shares and Offering Warrants); Simon Orange, a member of the Board of Directors of the Company purchased $175,000 of the Securities (35,000 Shares and Offering Warrants); Donald Monaco, a member of the Board of Directors of the Company purchased $175,000 of the Securities (35,000 Shares and Offering Warrants); Pat LaVecchia, a member of the Board of Directors of the Company purchased $10,000 of the Securities (2,000 Shares and Offering Warrants); and Robert J. Post, a member of the Board of Directors of the Company purchased $25,000 of the Securities (5,000 Shares and Offering Warrants). Additionally, Stephen Romsdahl, a significant stockholder of the Company purchased $50,000 of the Securities (10,000 Shares and Offering Warrants) and another non-related party, who is a key distributor of the Company, purchased $100,000 of the Securities (20,000 Shares and Offering Warrants).

Description of Warrants

The exercise price of the Warrants was originally $5.25 per share (which has been reduced pursuant to the anti-dilution terms of the Warrants as discussed below), subject to adjustment as provided therein, and the Warrants are exercisable beginning on July 31, 2017 through July 30, 2022. The exercise price and number of shares of common stock issuable upon the exercise of the Warrants are subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, and were subject to anti-dilution adjustments in the event the Company issued or was deemed to have issued any securities below the then exercise price of the Warrants, subject to certain exceptions (i.e., the Exempt Issuances, described below), during the 12 months following the closing date, each as described in greater detail in the Warrants. If after February 11, 2018, a registration statement covering the issuance or resale of the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) was not available for the issuance or resale, as applicable, the Purchasers and the Agent, could exercise the Warrants by means of a “cashless exercise”, provided that such registration was effective.

Covenants and Requirements of the Purchase Agreement

Pursuant to the Purchase Agreement, we agreed that we would not, and we would ensure that our directors and officers and their affiliates would not, without the prior written consent of all Purchasers, from the date of execution of the Purchase Agreement and continuing to and including the date 90 days after the effective date of the Registration Statement filed to register the shares sold pursuant to the Purchase Agreement (discussed below)(the “Lock-Up Period”), (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, however, the Company may conduct an Exempt Issuance (as defined below) without the prior written consent of all Purchasers. “Exempt Issuance” means the issuance of (a) shares of common stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the board of directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Pursuant to the Purchase Agreement, we agreed that until the 12 month anniversary of the closing of the Offering, i.e., August 11, 2018, if the Company or any subsidiary thereof issues or agrees to issue any (i) common stock or (ii) any securities of the Company or the subsidiary that would entitle the holder thereof to acquire at any time common stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time directly or indirectly convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, common stock, except for the Exempt Issuances, entitling any person or entity to acquire shares of common stock at an effective price per share less than $5.00, within three trading days of the date thereof the Company is required to issue to such Purchaser additional shares of common stock based on the formula set forth in the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the Company agreed to use commercially reasonable efforts to file a registration statement on Form S-1 (or Form S-3, if available) with the Securities and Exchange Commission (the “Registration Statement”) within 45 days following the closing of the Private Placement Offering (which date was September 25, 2017) to register the resale of the Shares and Warrant Shares, which Registration Statement was timely filed, and to cause the Registration Statement to become effective within 120 days following the closing of the Private Placement Offering (which date was December 9, 2017), and which Registration Statement effectiveness was timely.

The Purchase Agreement also required the Company to apply for listing of its common stock on the NASDAQ Capital Market within 60 days following the closing of the Private Placement Offering (which date was October 10, 2017), which listing application was timely filed, and to cause the Shares to be listed on the NASDAQ no later than 120 days following closing of the Private Placement Offering (which date was December 9, 2017), and which listing deadline was not met, as described in greater detail below.

The Purchase Agreement provided that if the Registration Statement had not been declared effective by the SEC, by the deadline set forth above, or if the Company’s common stock was not approved for listing on the NASDAQ Capital Market (“NASDAQ”) by the deadline set forth above, we were required to provide each Purchaser (and the Agent), as partial liquidated damages for such delay, additional Warrants equal to each Purchaser’s (and the Agent’s) pro rata share of 1% of the Warrants in the Private Placement Offering. Such liquidated damages continued to be due, each day that we failed to comply with the requirements above, up to a maximum of 100 days. That is, in no case are we required to issue additional Warrants in excess of 200% of the Warrants sold in the Private Placement Offering. Additionally, in the event that there occurs a suspension in the availability of the Registration Statement, after effectiveness thereof, subject to certain exceptions described in the Purchase Agreement, we are required to pay to each Purchaser (and the Agent), on the 30th day following the first day of such suspension, and on each 30th day thereafter, an amount equal to 1% of the purchase price paid for the Securities purchased by the Purchaser (and Agent) and not previously sold by the Purchaser with such payments to be prorated on a daily basis during each 30 day period, up to a maximum of 6% of the purchase price paid for the Securities.

Use of Proceeds From the Sale of Common Stock and Warrants

The aggregate net proceeds from the Private Placement Offering, after deducting the placement agent’s fees payable in cash (described above) and other estimated offering expenses, were approximately $2.7 million. The Company intends to use the aggregate net proceeds to expand its technology division, increase its alternative lodging rental count, and general corporate purposes.

Related Transactions

A required term of the Private Placement Offering was that William Kerby, our Chief Executive Officer and Chairman, and Donald P. Monaco, our Director, on behalf of themselves and the entities which they control, convert 1,869,611 shares of Series A 10% Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) beneficially owned by them into 1,515,689 shares of common stock of the Company, which conversion occurred shortly after the closing of the Private Placement Offering. As a result of the conversion, we no longer have any outstanding shares of preferred stock.

As additional consideration for Pacific Grove Capital LP (“Pacific Grove”), agreeing to participate in the Private Placement Offering as a Purchaser, the Company entered into a Board Representation Agreement with Pacific Grove. Pursuant to the Board Representation Agreement, Pacific Grove will be granted the right to designate one person to be nominated for election to the Company’s Board of Directors so long as (i) Pacific Grove together with its affiliates beneficially owns at least 4.99% of the Company’s common stock, or (ii) Pacific Grove together with its affiliates beneficially owns at least 75% of the Securities purchased in the Private Placement Offering. Notwithstanding its rights under the Board Representation Agreement, Pacific Grove has not provided us notice of any nominees for appointment to the Board of Directors to date.

January 2018 First Amendment to Pacific Warrant

On January 10, 2018, we entered into a First Amendment To Warrant agreement with Pacific. Through January 10, 2018, Pacific earned additional warrants to purchase 108,500 shares of our common as partial liquidated damages for delays in obtaining an uplisting to the NASDAQ Capital Market, which uplisting was required pursuant to the Purchase Agreement, to have occurred on or before December 9, 2017; these additional warrants (on substantially similar terms as the Warrants) were equal to Pacific’s pro rata share of 1% of the Warrants sold pursuant to the Purchase Agreement for each day that the Company failed to obtain the NASDAQ listing (the “Liquidated Damages”). Total warrants held by Pacific as of January 10, 2018 were 458,500. We desired to incentivize Pacific to exercise the warrants which it held by reducing the exercise price of the warrants from $5.25 per share to $2.625 per share, provided that Pacific agreed to immediately exercise such 458,500 warrants for $1,203,563 in cash. Pursuant to the amendment, the exercise price of the warrants was reduced as discussed above and Pacific exercised the warrants in cash.

January 2018 Warrant Exercises

On January 12, 2018, we received the $1,203,563 exercise price of the Pacific warrants and issued 458,500 shares of common stock to Pacific.

On January 12, 2018, we received $130,200 in proceeds from the Donald P Monaco Insurance Trust, whose trustee is Donald Monaco a director of the Company, and issued 24,800 shares of common stock in connection with the exercise of Offering Warrants at an exercise price of $5.25 per share.

On January 12, 2018, we received $10,500 in proceeds from William Kerby, Chief Executive Officer and Chairman of the Board of Directors of the Company, and issued 2,000 shares of common stock in connection with the exercise of Offering Warrants at an exercise price of $5.25 per share.

January 2018 Liquidated Damage Warrants and Anti-Dilution Shares

As discussed above, the Purchase Agreement includes certain liquidated damage provisions which require the Company to grant to the Purchasers, as partial liquidated damages for any delay in obtaining an uplisting to the NASDAQ Capital Market (“NASDAQ”), which uplisting was required to have occurred, pursuant to the Purchase Agreement, on or before December 9, 2017 (the “Required Uplisting Date”), additional warrants (on substantially similar terms as the Warrants) equal to each Purchaser’s pro rata share of 1% of the warrants sold pursuant to the Purchase Agreement, for each day that the Company fails to uplist its common stock to NASDAQ after the Required Uplisting Date.

Additionally, as a result of the reduction in the exercise price of the Pacific warrants which was agreed to pursuant to the January 2018 Pacific amendment, the anti-dilution provisions of the Purchase Agreement and the Purchaser Warrants was triggered. Specifically, because the Company issued shares of common stock below (a) the $5.00 price per share of the securities sold pursuant to the Purchase Agreement, the Purchasers were due an additional 14,463 shares of the Company’s common stock; and (b) the $5.25 exercise price of the Warrants automatically decreased to $5.125 per share.

First Amendment to Stadlin Trust Warrant

On January 29, 2018, the Company entered into a First Amendment to Warrants agreement with The Stadlin Trust dated 5/25/01 (the “Trust”), one of the Purchasers. Pursuant to the amendment, the Company and the Trust agreed to reduce the exercise price of the Warrants to purchase 20,000 shares of common stock which the Trust acquired pursuant to the Purchase Agreement and Warrants to purchase an additional 9,800 shares of common stock which the Trust was granted as penalty warrants, from $5.125 per share to $2.625 per share, in consideration for the Trust immediately exercising such warrants for cash; agreeing to waive the anti-dilution provisions of the Purchase Agreement and the warrant agreements granted in connection therewith; and agreeing to waive any further penalty warrants which would have otherwise been due as a result of the Company’s failure to timely uplist its common stock to NASDAQ. Furthermore, the Trust agreed to not sell any of the shares issuable upon exercise of the warrants until the earlier of the date of the uplisting to NASDAQ and February 28, 2018.

Total consideration received from the exercise of the warrants by the Trust pursuant to the amendment was $78,225.

January 2018 Anti-Dilution Shares

Pursuant to the anti-dilution provisions of the Purchase Agreement, the Purchasers (other than the Trust) were due an aggregate of an additional 1,223 shares in connection with the reduction in exercise price of the warrants held by the Trust.

January 2018 First Amendment to Pacific Warrants

On March 1, 2018, we entered into a separate First Amendment to Warrant agreement with Pacific. Pursuant to the amendment, the Company and Pacific agreed to reduce the exercise price of the warrants to purchase 147,000 shares of common stock which Pacific was granted as penalty warrants in connection with the Company’s prior failure to obtain the timely listing of its common stock on the Nasdaq Capital Market (“Nasdaq”)(which uplisting occurred on February 22, 2018), from $5.125 per share to $2.625 per share, in consideration for Pacific immediately exercising such warrants for cash.

Total consideration received from the exercise of the warrants by Pacific pursuant to the Amendment was $385,875.

March 2018 Anti-Dilution Shares and Adjustment to Warrant Exercise Prices

Pursuant to the anti-dilution provisions of the Purchase Agreement, the Purchasers were due their pro rata portion (less the Trust, which waived such rights) of an aggregate of an additional 4,390 shares of common stock in connection with the reduction in exercise price of the warrants held by Pacific in March 2018 and the exercise price of all of the other un-exercised warrants previously granted to the Purchasers and the Agent were automatically reduced to $5.09 per share.

Summary of Anti-Dilution Adjustments and Liquidated Damage Provisions

As a result of the anti-dilutive transactions above, a total of 20,076 shares of common stock were issued to the Purchasers (the “Liquidated Damage Shares”) and the exercise price of the Warrants sold pursuant to the Purchase Agreement and granted as liquidated damages, as discussed below, was automatically adjusted from $5.25 per share to $5.09 per share.

As a result of the liquidated damage provisions described above, penalty warrants to purchase a total of 465,069 shares of common stock were granted to the Purchasers and the Agent, of which warrants to purchase 265,300 shares of common stock have been exercised to date and which 265,300 shares of common stock have been issued in connection with the exercises thereof and warrants to purchase 199,769 shares of common stock remain unexercised as of the date of this prospectus (the “Penalty Warrants”), which issued and outstanding shares and shares underlying the Penalty Warrants, are being registered in the registration statement of which this prospectus forms a part.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in, and incorporated by reference in, the “Risk Factors” section of this prospectus. These risks include, but are not limited to, the following:

●	The price of our common stock may fluctuate significantly, and you could lose all or part of your investment;

●	The officers and directors of the Company have the ability to exercise significant influence over the Company;

●	Our business depends substantially on property owners and managers renewing their listings;

●	Our long-term success depends, in part, on our ability to expand our property owner, manager and traveler bases outside of the United States and, as a result, our business is susceptible to risks associated with international operations;

●	Unfavorable changes in, or interpretations of, government regulations or taxation of the evolving ALR, Internet and e-commerce industries could harm our operating results;

●	The market in which we participate is highly competitive, and we may be unable to compete successfully with our current or future competitors;

●	If we are unable to adapt to changes in technology, our business could be harmed;

●	We may be subject to liability for the activities of our property owners and managers, which could harm our reputation and increase our operating costs; and

●	We have incurred significant losses to date and require additional capital which may not be available on commercially acceptable terms, if at all.

Corporate Information

Our principal executive offices are located at 2893 Executive Park Drive, Suite 201, Weston, Florida 33331 and our telephone number is (954) 888-9779.

Additional information about us is available on our website at www.Monakergroup.com. We do not incorporate the information on or accessible through our websites into this prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders	465,069 shares[1]

Common Stock Outstanding Before this Offering	8,035,956 shares

Common Stock Outstanding After this Offering	8,235,725 shares[2]

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, in the event that the Penalty Warrants are exercised for cash, we may receive up to a total of approximately $1,016,824.21 in proceeds. We cannot however predict the timing or the amount of the exercise of these securities. In the event the Penalty Warrants are exercised for cash, we plan to use the proceeds from such exercises for working capital and general corporate purposes, as described in greater detail under “Use of Proceeds”, provided that we will retain broad discretion over the use of these proceeds, if any. See “Use of Proceeds” beginning on page 14.

Risk Factors	An investment in our common stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the “Risk Factors” discussed beginning on page 13.

NASDAQ Capital Market Symbol	MKGI

In this prospectus, unless otherwise indicated, the number of shares of our common stock and other capital stock, and the other information based thereon, is as of August 20, 2018 and excludes:

●	shares issuable upon the exercise of the Warrants and Penalty Warrants; and

●	540,646 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted-average exercise price of $2.95 per share.

Additionally, unless otherwise stated, all information in this prospectus:

●	assumes no exercise of outstanding warrants to purchase common stock; and

●	reflects all currency in United States dollars.

1 Representing (a) 265,300 outstanding shares of common stock, held by the selling stockholders named herein; and (b) 199,769 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 199,769 shares of common stock at an exercise price of $5.09 per share, held by the selling stockholders named herein.

2 Assuming the exercise of all the Warrants.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under, and incorporated by reference in, “Risk Factors” and elsewhere in this prospectus, including, but not limited to the fact that the officers and directors of the Company have the ability to exercise significant influence over the Company; our business depends substantially on property owners and managers renewing their listings; our long-term success depends, in part, on our ability to expand our property owner, manager and traveler bases outside of the United States and, as a result, our business is susceptible to risks associated with international operations; unfavorable changes in, or interpretations of, government regulations or taxation of the evolving ALR, Internet and e-commerce industries could harm our operating results; the market in which we participate is highly competitive, and we may be unable to compete successfully with our current or future competitors; if we are unable to adapt to changes in technology, our business could be harmed; we may be subject to liability for the activities of our property owners and managers, which could harm our reputation and increase our operating costs; our business has substantial indebtedness; and we have incurred significant losses to date and require additional capital which may not be available on commercially acceptable terms, if at all. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, those documents incorporated by reference herein, and those documents which we have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus, and incorporated by reference herein, represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

You should also consider carefully the statements under, and incorporated by reference in, “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference and any prospectus supplement, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended February 28, 2018 (the “Form 10-K”) and our quarterly report on Form 10-Q for the quarter ended May 31, 2018 (the “Form 10-Q”), which are incorporated by reference into this prospectus. You should carefully consider the risk factors in our Form 10-K, Form 10-Q and this prospectus before purchasing our securities. If one or more of the possibilities described as risks actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.

RISK FACTORS

Risks Relating to the Private Placement Offering

We face significant penalties and damages under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, if the Registration Statement we filed, and obtained effectiveness of, to register the Shares and Warrant Shares is suspended after effectiveness thereof, we are required to provide each Purchaser (and the Agent), as partial liquidated damages for such delay, on the 30th day following the first day of such suspension, and on each 30th day thereafter, an amount equal to 1% of the purchase price paid for the Securities purchased by the Purchaser (and Agent) and not previously sold by the Purchaser with such payments to be prorated on a daily basis during each 30 day period, up to a maximum of 6% of the purchase price paid for the Securities. As such, due to the above, we could be required to pay significant penalties which could adversely affect our cash flow and cause the value of our securities to decline in value.

The issuance and sale of common stock upon exercise of the Warrants may cause substantial dilution to existing stockholders and may also depress the market price of our common stock.

The exercise price of the Warrants was originally $5.25 per share and has since decreased to $5.09 per share, due to anti-dilutive issuances. The Warrants are exercisable beginning on July 31, 2017 through July 30, 2022. The exercise price and number of shares of common stock issuable upon the exercise of the Warrants are subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, and were previously subject to weighted average anti-dilution adjustments in the event the Company issued or was deemed to have issued any securities below the then exercise price of the Warrants, subject to certain exceptions (i.e., the Exempt Issuances, described below), during the 12 months following the closing date (August 11, 2018), each as described in greater detail in the Warrants. After the six-month anniversary of the closing (February 11, 2018), if a registration statement covering the issuance or resale of the shares of common stock issuable upon exercise of the Warrants is not available for the issuance or resale, as applicable, the Purchasers and the Agent, may exercise the Warrants by means of a “cashless exercise.”

“Exempt Issuance” means the issuance of (a) shares of common stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the board of directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

If exercises of the Warrants and sales of such shares issuable upon exercise thereof take place, the price of our common stock may decline. In addition, the common stock issuable upon exercise of the Warrants may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which stockholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb shares sold by the Warrant holders, then the value of our common stock will likely decrease.

If the selling stockholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

A significant number of shares of common stock may be resold by the selling stockholders through this prospectus and as a result of other registration statements we have filed. Should the selling stockholders decide to sell their shares at a price below the market price as quoted on the NASDAQ Capital Market, or any other exchange or market on which our common stock might be listed in the future, the price may continue to decline. A steep decline in the price of our common stock upon being quoted on NASDAQ Capital Market, or any exchange on which our common stock might be listed in the future, would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current stockholders.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this prospectus. See “Selling Stockholders” and “Plan of Distribution” below, beginning on pages 15 and 22, respectively.

We will however, receive proceeds upon the exercise of the Penalty Warrants, which shares of common stock underlying such Penalty Warrants are being registered in the registration statement of which this prospectus forms a part, provided that such securities are exercised for cash. If exercised, we plan to use the proceeds from the exercise of the Penalty Warrants (an aggregate of 199,769 Penalty Warrants held by the Investors, totaling an aggregate of $1,016,824.21 in possible funding based on a per Warrant exercise price of $5.09 per share, assuming such Penalty Warrants are fully exercised), for working capital and general corporate purposes. However, the timing and manner of use of the net proceeds may vary, depending on the amount of actual proceeds received from the exercise of the Penalty Warrants, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. The foregoing represents our best estimate of our use of the net proceeds of the offering based on current planning and business conditions. We reserve the right to change our use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in our management’s discretion. Pending the use of the net proceeds from the cash exercise of the Penalty Warrants as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments. Additionally, the Penalty Warrants, or any portion thereof, may not be exercised in the future, and such exercise, subject to the terms of the Penalty Warrants, may not be in cash. To the extent that any shares of common stock issuable upon exercise of the Warrants are not registered under an effective registration statement under the Securities Act, on or after the six month anniversary of their grant date, such unregistered Penalty Warrants or portion thereof are exercisable on a cashless basis pursuant to the terms of the Warrant agreements.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of shares the selling stockholders are offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholders the right to acquire common stock within 60 days of August 20, 2018. We believe that the selling stockholders have sole voting and investment power with respect to all shares beneficially owned. Except as set forth in the footnotes below, none of the selling stockholders are affiliated with a broker-dealer registered under the Exchange Act.

 The shares may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by the selling stockholders in this prospectus. The selling stockholders may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the selling stockholders will sell under this prospectus.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below, except as set forth in the footnotes below or below under “Material Relationships with Selling Stockholders”.

The selling stockholders have represented to us that they purchased the shares of common stock offered herein for their own account, for investment only and not with a view toward selling or distributing them in violation of the Securities Act, except in sales either registered under the Securities Act, or sales that are exempt from registration. In recognition of the fact that the selling stockholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed to file a registration statement to register the resale of the shares. Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part, if required.

		Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Number of Shares of Common Stock Being Offered		Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (#)
Name of Selling Stockholders		Number	Percentage			Number	Percentage
Adam Connors	(2)	13,258	*	5,595	(18)	7,663	*
Brian Herman	(3)	26,478	*	4,380	(19)	22,098	*
Charcoal Investments Ltd.	(4)	286,307	3.5%	25,550	(19)	260,757	3.2%
Dane Capital Fund LP	(5)	82,892	1.0%	21,900	(19)	60,992	*
Donald P Monaco Insurance Trust	(6)	1,681,534	20.8%	25,550	(19)	1,655,984	20.5%
Intracoastal Capital, LLC	(7)	41,446	*	10,950	(19)	30,496	*
Joseph Wolf Revocable Trust	(8)	204,691	2.5%	14,600	(19)	190,091	2.3%
Kingsbrook Opportunities GP LLC	(9)	27,631	*	7,300	(19)	20,331	*
Matthew and Julie Hayden		69,076	*	18,250	(19)	50,826	*
Northland Securities, Inc.	(10)	26,515	*	11,189	(18)	15,326	*
Pacific Grove Master Fund LP	(11)	783,388	9.7%	255,500	(19)	527,888	6.3%
Pasquale LaVecchia	(12)	55,982	*	1,460	(19)	54,522	*
Paul E. and Sherry A. DeBoer		188,076	2.3%	7,300	(19)	180,776	2.2%
Robert Post	(13)	53,815	*	3,650	(19)	50,165	*
Shawn Messner	(14)	13,258	*	5,595	(18)	7,663	*
Stephen Romsdahl		318,744	4.0%	7,300	(19)	311,444	3.9%
The Stadlin Trust dated 5/25/01	(15)	40,472	*	9,800	(19)	30,672	*
Weintraub Capital Management, LP	(16)	77,631	*	7,300	(19)	70,331	*
William E. LaMacchia		55,961	*	7,300	(19)	48,661	*
William Kerby	(17)	703,360	8.7%	14,600	(19)	688,760	8.6%
				465,069

* Less than one percent (1%).

# Assumes the sale of all shares offered herein.
(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The percentage is based upon 8,035,956 shares of our common stock outstanding as of August 20, 2018.
(2)	Mr. Connors, a registered broker-dealer, is an affiliate and Managing Director of Northland, a registered broker-dealer, which served as placement agent for the Offering. Mr. Connors acquired the warrants pursuant to the Company’s engagement agreement with the Agent.
(3)	Mr. Herman, a registered broker-dealer, is the Managing Member of Viewtrade Securities, Inc., a registered broker-dealer.
(4)	The beneficial owner of the securities held by Charcoal Investments Ltd. is Simon Orange, a member of the Board of Directors of the Company.
(5)	The beneficial owner of the securities held by Dane Capital Fund LP is Eric Gomberg, its Managing Member.
(6)	The beneficial owner of the securities held by the Donald P Monaco Insurance Trust is Donald P. Monaco, a member of the Board of Directors of the Company.
(7)	Mitchell P. Kopin (“Mr. Kopin” and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.
(8)	The beneficial owner of the securities held by the Joseph Wolf Revocable Trust is Joseph Adam Wolf, its trustee.
(9)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment management of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over the securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill, and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill, and Wallace disclaim beneficial ownership of these securities.
(10)	Northland Securities, Inc. is a registered broker-dealer, which served as placement agent for the Offering (“Northland”). The shares held by Northland are beneficially owned by Randy Nitzsche, the Chief Executive Officer of Northland.

(11)	Robert James Mendola, Jr. (“Mr. Mendola”), serves as a Manager of Pacific Grove Capital LLC (“Pacific LLC”), Pacific Grove Capital GP LLC (“Pacific GP”), and the portfolio manager of Pacific Grove Master Fund LP (the “Master Fund”), Pacific Grove Partners LP (“Pacific Partnership”), and Pacific Grove International Ltd. (the “Fund”). Mr. Mendola, due to his status as the Manager of Pacific LLC, Pacific GP, and portfolio manager of the Master Fund, the Fund and Pacific Partnership, is deemed to be the beneficial owner of the securities held by the Master Fund. Pacific GP is the general partner of the Master Fund and Pacific Grove Capital LP (“PGC”) is the investment adviser of the Master Fund, the Fund and Pacific Partnership pursuant to agreements that provide Pacific GP and/or PGC the authority, among other things, to invest their assets in the shares held in the Company, to vote and dispose of the shares held in the Company and other things. Pursuant to such agreements, PGC is entitled to allocations or other compensation based on the Master Fund's realized and unrealized gains. The Master Fund holds the shares held in the Company directly, and each of the Fund and the Partnership holds its proportionate share of the shares held in the Company indirectly, for the benefit of its investors. The information set forth in this footnote 11 is based solely on information filed by Mr. Mendola and his related entities with the SEC on (i) Schedule 13D/A on January 26, 2018 and (ii) Form 4 on August 6, 2018, which information the Company has not independently confirmed, as updated by recent stock transaction reports.
(12)	Mr. LaVecchia is a member of the Board of Directors of the Company. Mr. LaVecchia is also a registered broker-dealer (holding Series 7, 24, 28 and 63 licenses) and is the managing member/control person of LaVecchia Capital LLC, which is a registered broker-dealer licensed in Connecticut. Mr. LaVecchia acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities described herein, Mr. LaVecchia did not have any arrangements or understandings with any person to distribute such securities.
(13)	Mr. Post is a member of the Board of Directors of the Company.
(14)	Mr. Messner, a registered broker-dealer, is an affiliate and Managing Director of Northland, a registered broker-dealer, which served as placement agent for the Offering. Mr. Messner acquired the warrants pursuant to the Company’s engagement agreement with the Agent.
(15)	The beneficial owner of the securities held by the Stadlin Trust are David A. Stadlin and Patti L. Stadlin, its trustees.
(16)	The beneficial owner of the securities held by Weintraub Capital Management, LP is Jerald M. Weintraub.
(17)	Mr. Kerby is the Chief Executive Officer and Chairman of the Board of Directors of the Company.
(18)	Consists solely of Warrants.
(19)	Represents shares of common stock issued upon exercise of penalty warrants previously issued and issuable upon exercise of the Penalty Warrants.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

Except as described below or in the footnotes above, no selling stockholder has had any material transaction or relationship with us or any of our predecessors or affiliates within the past three years.

A condition to the closing of the Offering was that officers and directors of the Company and their affiliates had to have invested at least an aggregate of $500,000 into the Company on the same terms as the Purchasers. In connection therewith, William Kerby, the Chief Executive Officer and Chairman of the Company purchased $50,000 of the Securities (10,000 Shares and Offering Warrants); Simon Orange, a member of the Board of Directors of the Company purchased $175,000 of the Securities (35,000 Shares and Offering Warrants); Donald Monaco, a member of the Board of Directors of the Company purchased $175,000 of the Securities (35,000 Shares and Offering Warrants); Pat LaVecchia, a member of the Board of Directors of the Company purchased $10,000 of the Securities (2,000 Shares and Offering Warrants); and Robert J. Post, a member of the Board of Directors of the Company purchased $25,000 of the Securities (5,000 Shares and Offering Warrants). Additionally, Stephen Romsdahl, a significant stockholder of the Company purchased $50,000 of the Securities (10,000 Shares and Offering Warrants) and another non-related party, who is a key distributor of the Company, purchased $100,000 of the Securities (20,000 Shares and Offering Warrants).

In connection with the Offering and on July 31, 2017, the Company entered into a Placement Agency Agreement with Northland. Pursuant to the Placement Agreement, the Agent agreed to serve as our exclusive placement agent in connection with the Offering on a “reasonable efforts” basis. In consideration for the services provided by the Agent, the Company agreed to pay the Agent, 8% of the gross proceeds from the sale of the Shares and Warrants in the Offering ($245,200) and, for the consideration of $50, to sell to the Agent, a warrant to purchase shares of common stock equal to 5% of the Shares sold in the Offering (i.e., 30,650 shares, which Agent Warrants, were issued in the name of the Agent, Adam Connors, and Shawn Messner, its Managing Directors).

As additional consideration for Pacific Grove agreeing to participate in the Offering as a Purchaser, the Company entered into a Board Representation Agreement with Pacific Grove. Pursuant to the Board Representation Agreement, Pacific Grove was granted the right to designate one person to be nominated for election to the Company’s Board of Directors so long as (i) Pacific Grove together with its affiliates beneficially owns at least 4.99% of the common stock, or (ii) Pacific Grove together with its affiliates beneficially owns at least 75% of the Securities purchased in this Offering. To date, Pacific Grove has not nominated any persons to the Board of Directors of the Company.

See also “January 2018 First Amendment to Pacific Warrant”, “January 2018 Warrant Exercises”, “January 2018 Liquidated Damage Warrants and Anti-Dilution Shares”, “First Amendment to Stadlin Trust Warrant”, “January 2018 Anti-Dilution Shares”, “January 2018 First Amendment to Pacific Warrants”, and “March 2018 Anti-Dilution Shares and Adjustment to Warrant Exercise Prices”, above under “Prospectus Summary” - “Private Placement Offering”.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 500,000,000 shares of common stock, $0.00001 par value per share and 100,000,000 shares of preferred stock, $0.00001 par value per share (“Preferred Stock”).

As of the date of this prospectus, we have 8,035,956 shares of our common stock outstanding and no shares of Preferred Stock issued and outstanding, with 3,000,000 shares of Preferred Stock designated as shares of Series A 10% Cumulative Convertible Preferred Stock (“Series A Preferred” or “Series A Preferred Stock”).

The following description of our capital stock is a summary only and is subject to and qualified in its entirety by reference to the applicable provisions of the Nevada Revised Statutes, and our charter and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Please refer to the “Where You Can Find More Information” section of this prospectus for directions on obtaining these documents. You should refer to, and read this summary together with, our Articles of Incorporation, designations of preferred stock and Bylaws, each as amended and restated from time to time, to review all of the terms of our capital stock. Our Articles of Incorporation and amendments thereto are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and other reports incorporated by reference herein.

Common Stock

Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of the Company, and after payment to our creditors and preferred stockholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of our common stock. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

The presence of the persons entitled to vote of 33 1/3% of the outstanding voting shares on a matter before the stockholders constitutes the quorum necessary for the consideration of the matter at a stockholders’ meeting.

Except as otherwise required by law, the Articles of Incorporation, or any certificate of designations, (i) at all meetings of stockholders for the election of directors, a plurality of votes cast are sufficient to elect such directors; (ii) any other action taken by stockholders are be valid and binding upon the Company if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, at a meeting at which a quorum is present, except that adoption, amendment or repeal of the Bylaws by stockholders requires the vote of a majority of the shares entitled to vote; and (iii) broker non-votes and abstentions are considered for purposes of establishing a quorum but not considered as votes cast for or against a proposal or director nominee. Each stockholder has one vote for every share of stock having voting rights registered in his or her name, except as otherwise provided in any preferred stock designation setting forth the right of preferred stock stockholders.

The common stock does not have cumulative voting rights, which means that the holders of 51% of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A Convertible Preferred Stock

The holders of record of shares of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders of the Company and are entitled to one hundred (100) votes for each share of Series A Preferred Stock. Each share of Series A Preferred Stock is redeemable at $1.00 per share. The Series A Preferred Stock is entitled to a 10% annual dividend, payable as, when and if, declared by the Board of Directors, payable on the first day of April, July, October and January.

Per the terms of the Amended and Restated Certificate of Designations relating to the Series A Preferred Stock, subject to the availability of authorized and unissued shares of Series A Preferred Stock, the holders of Series A Preferred Stock may, by written notice to the Company:

●	elect to convert all or any part of such holder’s shares of Series A Preferred Stock into common stock at a conversion rate of the lower of:
(a) $62.50 per share; or
(b) at the lowest price the Company has issued stock as part of a financing.
●	convert all or part of such holder’s shares (excluding any shares issued pursuant to conversion of unpaid dividends) into debt obligations of the Company, secured by a security interest in all of the assets of the Company and its subsidiaries, at a rate of $62.50 of debt for each share of Series A Preferred Stock.

In the event of any liquidation, dissolution or winding up of this Company, either voluntary or involuntary (any of the foregoing, a “liquidation”), holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Company to the holders of the common Stock or any other series of Preferred Stock by reason of their ownership thereof an amount per share equal to $1.00 for each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Preferred Stock held by each such holder, plus the amount of accrued and unpaid dividends thereon (whether or not declared) from the beginning of the dividend period in which the liquidation occurred to the date of liquidation. Additionally, each holder of Series A Preferred Stock holds a security interest in substantially all of our assets in order to secure our obligations in connection with such Series A Preferred Stock.

On July 9, 2013, the Company amended the Certificate of Designations for the Company’s Series A Preferred Stock to allow for conversion into Series C Preferred stock to grant to a holder of the Series A Preferred Stock the option to:

●           elect to convert all or any part of such holder’s shares of Series A Preferred Stock into shares of the Company’s Series C Convertible Preferred Stock, par value $0.00001 per share (“Series C Preferred Stock”), at a conversion rate of five (5) shares of Series A Preferred Stock for every one (1) share of Series C Preferred Stock; or to allow conversion into common stock at the lowest price the Company has issued stock as part of a financing to include all financings such as new debt and equity financing and stock issuances as well as existing debt conversions into stock.

On February 28, 2014, the Company’s Series A Preferred Stock shareholders agreed to authorize a change to the Certificate of Designations of the Series A Preferred Stock to lock the conversion price to the lower of (a) a fixed price of $2.50 per share; and (b) the lowest price the Company has issued stock as part of a financing after January 1, 2006.

Except for transfers to family members, or trusts for the benefit of Series A Preferred Stock holders, no holder of Series A Preferred Stock is able to transfer his/her/its shares of Series A Preferred Stock.

There are currently no shares of Series A Preferred Stock issued or outstanding.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Certain provisions of Nevada law, and our Articles of Incorporation and our Bylaws (subject, where applicable as described below, our opting out of certain provisions of Nevada law), contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its Articles of Incorporation. We have such a provision in our Articles of Incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do not apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for stockholders to remove Directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock pursuant to our Articles of Incorporation, as amended, will make it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 6201 15th Ave, Brooklyn, New York 11219, telephone (800) 937-5449.

Quotation on NASDAQ Capital Market

Our common stock is quoted on the NASDAQ Capital Market under the symbol “MKGI.”

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of 465,069 shares of common stock representing (a) 265,300 outstanding shares of common stock, held by the selling stockholders named herein; and (b) 199,769 shares of common stock that are issuable in connection with the exercise of outstanding warrants to purchase 199,769 shares of common stock at an exercise price of $5.09 per share, held by the selling stockholders named herein. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to $1,016,824.21 upon the exercise of all of the Penalty Warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock subject to the following:

●	all or a portion of the shares of common stock beneficially owned by the selling stockholders or their perspective pledgees, donees, transferees or successors in interest, may be sold on the over-the-counter market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;
●	each sale may be made at market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;
●	some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares; and
●	in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling stockholder under this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock registered herein, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with the state securities of “blue sky” laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the related securities purchase agreements or the selling stockholder will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related securities purchase agreements or we will be entitled to contribution. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated balance sheets of the Company as of February 28, 2018 and February 29, 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended February 28, 2018, have been audited by LBB & Associates Ltd., LLP, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

 LEGAL MATTERS

The Loev Law Firm, PC, Bellaire, Texas, will issue an opinion with respect to the validity of the shares of common stock offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Stock Info” page of our website at www.monakergroup.com. Information on our web site is not part of this prospectus, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any prospectus supplement. The securities offered under this prospectus and any prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement, is accurate only as of the date of this prospectus and prospectus supplement (if any), respectively, regardless of the time of delivery of this prospectus or any prospectus supplement, or any sale of the securities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and (ii) on or after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

●	Our Annual Report on Form 10-K for the fiscal year ended February 28, 2018, filed with the SEC on June 13, 2018 and our Quarterly Report on Form 10-Q for the quarter ended May 31, 2018, filed with the SEC on July 16, 2018;

●	Our Definitive Information Statement on Schedule 14C relating to a Written Consent in Lieu of the 2017 Annual Meeting of Stockholders, filed with the SEC on September 14, 2017;

●	Our Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 2017, August 31, 2017 and November 30, 2017, filed with the SEC on July 14, 2017, October 23, 2017 and January 18, 2018;

●	Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on August 1, 2017, August 14, 2017, September 5, 2017, September 21, 2017, September 25, 2017, November 17, 2017, November 27, 2017, January 5, 2018, January 16, 2018, February 5, 2018, February 12, 2018, February 22, 2018, March 5, 2018, June 6, 2018, June 22, 2018, July 6, 2018, August 2, 2018 and August 14, 2018; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 21, 2018 (File No. 001-38402) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These documents contain important information about us, our business and our financial condition. Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

Monaker Group, Inc.

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

Attn: Omar Jimenez, Secretary

Phone: (954) 888-9779

Fax: (954) 888-9082

 All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this prospectus and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We maintain an Internet website at www.monakergroup.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

MONAKER GROUP, INC.

465,069 Shares of Common Stock

PROSPECTUS

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$120
Attorney’s fees and expenses	25,000	*
Accountant’s fees and expenses	15,000	*
Transfer agent's and registrar fees and expenses	5,000	*
Printing and engraving expenses	7,500	*
Miscellaneous expenses	5,000	*

Total	$57,620	*

*      Estimated expenses, if any, not presently known.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Bylaws, as amended and restated (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits Pursuant to Item 601 of Regulation S-K:

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (i)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of this chapter that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 (ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Weston, Florida, on August 20, 2018.

MONAKER GROUP, INC.

/s/ William Kerby
William Kerby
Chief Executive Officer and Chairman
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Kerby and Omar Jimenez, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ William Kerby	Chief Executive Officer and Chairman	August 20, 2018
William Kerby	(Principal Executive Officer)

/s/ Omar Jimenez	Chief Financial Officer, Chief Operating Officer, and Director	August 20, 2018
Omar Jimenez	(Principal Financial and Accounting Officer)

/s/ Pat LaVecchia	Director	August 20, 2018
Pat LaVecchia

/s/ Donald P. Monaco	Director	August 20, 2018
Donald P. Monaco

/s/ Doug Checkeris	Director	August 20, 2018
Doug Checkeris

/s/ Simon Orange	Director	August 20, 2018
Simon Orange

/s/ Robert J. Post	Director	August 20, 2018
Robert J. Post

EXHIBIT INDEX

			Incorporated By Reference
Exhibit No.	Description	Filed or Furnished Herewith	Form	Exhibit	Filing Date	File No.
1.1	Placement Agency Agreement, by and between the Company and Northland Securities, Inc., dated July 31, 2017		8-K	1.1	8/1/2017	000-52669
3.1	Articles of Incorporation		SB-2	3.1	8/14/2006	333-136630
3.2	Certificate of Amendment to Articles of Incorporation (changing name to Next 1 Interactive, Inc. and increasing authorized shares)		S-1/A	3.1.2	3/12/2009	333-154177
3.3	Certificate of Amendment to Articles of Incorporation (increasing authorized shares)		S-1	3.3	9/25/2017	333-220619
3.4	Certificate of Amendment to Articles of Incorporation (increasing authorized shares)		S-1	3.4	9/25/2017	333-220619
3.5	Certificate of Change Filed Pursuant to NRS 78.209		8-K	3.1	5/21/2012	000-52669
3.6	Certificate of Amendment to Articles of Incorporation (increasing authorized shares)		S-1	3.6	9/25/2017	333-220619
3.7	Amendment to the Articles of Incorporation of Next 1 Interactive, Inc. changing its name to Monaker Group, Inc. and affect a 1-for-50 reverse stock split		8-K	3.1	6/26/2015	000-52669
3.8	Amended and Restated Certificate of Designations of Series A 10% Cumulative Convertible Preferred Stock of Next 1 Interactive, Inc.		8-K	3.1	7/9/2013	000-52669
3.9	Amendment to Certificate of Designation of Series A 10% Cumulative Convertible Preferred Stock, filed with the Secretary of State of Nevada on October 22, 2009		S-1	3.6	9/23/2016	333-213753
3.10	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Next 1 Interactive, Inc.		10-K	3.6	6/13/2013	000-52669
3.11	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of Next 1 Interactive, Inc.		10-K	3.7	6/13/2013	000-52669
3.12	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of Next 1 Interactive, Inc.		10-K	3.8	6/13/2013	000-52669
3.13	Amendment to Certificate of Designation of Series C Convertible Preferred Stock of Next 1 Interactive, Inc.		8-K	3.1	7/9/2014	000-52669
3.14	Amendment to Certificate of Designation of Series D Convertible Preferred Stock of Next 1 Interactive, Inc.		8-K	3.2	7/9/2014	000-52669
3.15	Amended and Restated Bylaws of Monaker Group, Inc., effective July 27, 2017		8-K	3.1	8/1/2017	000-52669
3.16	Certificate of Withdrawal of Certificate of Designation of Series B Convertible Preferred Stock filed with the Secretary of State of Nevada on September 22, 2017		8-K	3.1	9/25/2017	000-52669
3.17	Certificate of Withdrawal of Certificate of Designation of Series C Convertible Preferred Stock filed with the Secretary of State of Nevada on September 22, 2017		8-K	3.2	9/25/2017	000-52669

3.18	Certificate of Withdrawal of Certificate of Designation of Series D Convertible Preferred Stock filed with the Secretary of State of Nevada on September 22, 2017	8-K	3.3	9/25/2017	000-52669
3.19	Certificate of Amendment to Articles of Incorporation (1-for-2.5 Reverse Stock Split of Common Stock) filed with the Nevada Secretary of State on February 8, 2018 and effective on February 12, 2018	8-K	3.1	2/12/2018	000-52669
4.1	Common Stock Purchase Warrant, issued October 26, 2010, in favor of Lincoln Park Capital Fund, LLC	8-K	4.1	9/2/2010	000-52669

4.2	Form of Common Stock Purchase Warrant (Offering)		8-K	4.1	8/1/2017	000-52669
4.3	Form of Common Stock Purchase Warrant (Agent)		8-K	4.2	8/1/2017	000-52669
5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the securities being registered	X
10.1***	Employment Agreement between the Company and William Kerby dated October 15, 2006		S-1/A	10.2	3/12/2012	333-154177
10.2	$500,000 Promissory Note, dated August 26, 2010, issued in favor of The Mark Travel Corporation		8-K	4.1	9/2/2010	000-52669
10.3	$3,500,000 Promissory Note, dated March 5, 2010, issued in favor of Mark A. Wilton		8-K	10.1	3/10/2010	000-52669
10.4	Note Amendment between the Company and Mark Wilton dated February 24, 2014		8-K	4.1	2/27/2014	000-52669
10.5	Note Amendment between the Company and Mark Wilton dated May 15, 2015		8-K	4.1	5/21/2015	000-52669
10.6	Form of Cashless Warrant to Purchase Common Stock		8-K	4.1	10/13/2015	000-52669
10.7	Exchange Agreement by and between Monaker Group, Inc. and Monaco Investment Partners II, LP dated November 20, 2015		8-K	10.1	11/24/2015	000-52669
10.8	Exchange Agreement by and between Monaker Group, Inc. and Donald P. Monaco Insurance Trust dated November 20, 2015		8-K	10.2	11/24/2015	000-52669
10.9	License Agreement, dated April 28, 2015, by and between Next 1 Interactive, Inc. and RealBiz 360 Inc.		10-K	10.10	6/16/2015	000-52669
10.10	Code Purchase Agreement, dated April 28, 2015, by and between Next 1 Interactive, Inc. and RealBiz Media Group, Inc.		10-K	10.11	6/16/2015	000-52669
10.11	Services Agreement, dated April 28, 2015, by and between Next 1 Interactive, Inc. and RealBiz Media Group, Inc.		10-K	10.12	6/16/2015	000-52669
10.12***	Employment Agreement dated January 21, 2016, by and between Monaker Group, Inc. and Omar Jimenez		8-K	10.1	1/26/2016	000-52699
10.13	$300,000 Promissory Note dated June 2, 2016, representing amounts borrowed by Monaker Group, Inc. from the Donald P. Monaco Insurance Trust		8-K	10.1	6/6/2016	000-52699
10.14	Agreement and Plan of Merger, dated October 26, 2015 by and between Monaker Group Inc., AOV Holdings, Inc. and AlwaysOnVacation, Inc.		10-K	10.1	6/23/2016	000-52669

10.15	Intellectual Property License to Corporation by Licensor, dated November 25, 2015 by and among Monaker Group, Inc. and CJ Software, Inc.	10-K	10.2	6/23/2016	000-52669
10.16	Assignment of IP and Other Assets dated January 22, 2016 by and between Monaker Group, Inc. and AlwaysOnVacation, Inc.	10-K	10.3	6/23/2016	000-52669
10.17	Assignment of IP and Other Assets dated January 22, 2016 by and between Monaker Group, Inc. and Next 1 Networks, Inc.	10-K	10.4	6/23/2016	000-52669
10.18	Stock Purchase Agreement dated January 23, 2016 by and between Monaker Group, Inc. and BC 1062800 Ltd. for the sale of Next 1 Networks, Inc.	10-K	10.5	6/23/2016	000-52669
10.19	Stock Purchase Agreement dated January 23, 2016 by and between Monaker Group, Inc. and BC 1062800 Ltd. for the sale of AlwaysOnVacation, Inc.	10-K	10.6	6/23/2016	000-52669
10.20	Deed of Settlement, dated February 26, 2016, by and between Ryanair Limited and AlwaysOnVacation, Inc.	10-K	10.7	6/23/2016	000-52669
10.21	Settlement Agreement Televisual Media Holdings, LLC and Monaker Group, Inc. dated May 24, 2015	10-K	10.8	6/23/2016	000-52669
10.22	Membership Interest Purchase Agreement dated May 16, 2016, by and between Jasper Group Holdings, Inc. and Monaker Group, Inc.	10-K	10.9	6/23/2016	000-52669
10.23	Promissory Note ($750,000) dated June 16, 2016, by Monaker Group, Inc. in favor of Crystall Falls Investments, LLC	10-K	10.10	6/23/2016	000-52669
10.24	Line of Credit Agreement dated June 15, 2016 by and between Monaker Group, Inc. and Republic Bank, Inc.	10-K	10.11	6/23/2016	000-52669
10.25	Note Amendment between the Company and Mark Wilton dated February 29, 2016	10-Q	4.1	7/20/2016	000-52669
10.26	Subscription and Investment Representation Agreement dated September 8, 2016, between Monaker Group, Inc. and Charcoal Investments Ltd.	10-K	10.26	2/28/2017	000-52669
10.27	December 31, 2016, Letter of Engagement with Capital Market Access	10-Q	20.20	11/30/2016	000-52669
10.28	August 31, 2016, Marketing and Stock Exchange Agreement with Recruiter.com, Inc.	10-Q	20.20	11/30/2016	000-52669
10.29***	Consulting Agreement between Simon Orange and the Company dated September 8, 2016	8-K	10.2	2/8/2017	000-52669
10.30	Form of Orange and Charcoal September 8, 2016 Warrants to Purchase Common Stock	8-K	10.3	2/8/2017	000-52669
10.31	Form of Orange and Charcoal January 26, 2017 Warrants to Purchase Common Stock	8-K	10.4	2/8/2017	000-52669
10.32	Form of Subscription Agreement for Units (February and March 2017)	8-K	10.1	3/10/2017	000-52669
10.33	Form of Warrant (February and March 2017 Subscriptions)	8-K	10.2	3/10/2017	000-52669
10.34	Joint Venture Acquisition Agreement between the Company and Launch 360 Media Inc. dated June 5, 2014	10-K	10.34	2/28/2017	000-52669
10.35	$750,000 Promissory Note dated May 16, 2016, between Crystal Falls Investments, LLC as borrower and the Company as Lender	10-K	10.35	2/28/2017	000-52669

10.36	Amendment to Line of Credit Agreement dated December 22, 2016 by and between Monaker Group, Inc. and Republic Bank, Inc.	10-K	10.36	2/28/2017	000-52669
10.37	Form of Purchase Agreement, dated July 31, 2017	8-K	10.1	8/1/2017	000-52669
10.38	Board Representation Agreement dated July 31, 2017, by and between Pacific Grove Capital LP and the Company	8-K	10.2	8/1/2017	000-52669
10.39	Form of Addendum to Purchase Agreement, dated July 31, 2017	8-K	10.3	8/1/2017	000-52669
10.40	Debt Conversion and Voting Agreement dated August 24, 2017, by and between, Monaker Group, Inc., and Mark A. Wilton	8-K	10.1	9/5/2017	000-52669
10.41	Purchase Agreement dated August 31, 2017, between Bettwork Industries, Inc., as Purchaser and Monaker Group, Inc., as Seller	8-K	10.2	9/5/2017	000-52669
10.42	$2.9 million Secured Convertible Promissory Note dated August 31, 2017, by Bettwork Industries, Inc., as borrower in favor of Monaker Group, Inc., as payee	8-K	10.3	9/5/2017	000-52669
10.43	Assignment and Novation Agreement dated and effective August 31, 2017, by and between Monaker Group, Inc., Crystal Falls Investments, LLC, and Bettwork Industries, Inc.	8-K	10.4	9/5/2017	000-52669
10.44	Monaker Group, Inc. 2017 Equity Incentive Plan	8-K	10.5	9/5/2017	000-52669
10.45	Line of Credit Agreement dated September 15, 2017 by and between Monaker Group, Inc. and Republic Bank, Inc.	8-K	10.1	9/20/2017	000-52669
10.46	Engagement Agreement for Consulting Services with A-Tech, LLC, effective September 1, 2017	8-K	10.1	09/25/2017	000-52669
10.47	Platform Purchase Agreement by and between Monaker Group, Inc. and Exponential, Inc., dated October 17, 2017	8-K	10.1	11/17/2017	000-52669
10.48	Marketing and Consulting Agreement by and between Monaker Group, Inc. and Exponential, Inc., dated October 16, 2017	8-K	10.2	11/17/2017	000-52669
10.49	Purchase Agreement between Monaker Group, Inc., as purchaser and Michael Heinze, Michael Kistner and Rebecca Dernbach, as sellers, dated November 14, 2017	8-K	10.3	11/17/2017	000-52669
10.50	Purchase Agreement Between Monaker Group, Inc. and A-Tech LLC dated November 21, 2017	8-K	10.1	11/27/2017	000-52669
10.51	Addendum to Purchase Agreement Between Monaker Group, Inc. and A-Tech LLC dated November 21, 2017	8-K	10.2	11/27/2017	000-52669
10.52	December 22, 2017, Settlement Agreement by and between Monaker Group, Inc., RealBiz Media Group, Inc., NestBuilder.com Corp. and American Stock Transfer & Trust Company, LLC	8-K	10.1	1/5/2018	000-52669
10.53	First Amendment to Warrant dated January 10, 2018, by and between Monaker Group, Inc. and Pacific Grove Capital LP	8-K	10.1	1/16/2018	000-52669
10.54	First Amendment to Warrant dated March 1, 2018, by and between Monaker Group, Inc. and Pacific Grove Capital LP	8-K	10.1	3/5/2018	000-52669
10.55	First Amendment to Purchase Agreement dated May 31, 2018, by and between Monaker Group, Inc., and A-Tech LLC	8-K	10.3	6/6/2018	000-52669

10.56	Right to Own Acquisition Agreement dated May 31, 2018, by and between Monaker Group, Inc. and Bettwork Industries, Inc.		8-K	10.2	6/6/2018	000-52669
10.57	$1.6 Million Secured Convertible Promissory Note owed by Bettwork Industries, Inc. to Monaker Group, Inc.		8-K	10.5	6/6/2018	000-52669
10.58	Debt Conversion Agreement Between Monaker Group, Inc. and Bettwork Industries Inc. dated July 3, 2018		8-K	10.1	7/6/2018	000-52669
10.59	$300,000 Promissory Note dated July 27, 2018, entered into by Monaker Group, Inc. in favor of the Donald P. Monaco Insurance Trust		8-K	10.1	8/2/2018	000-52669
14.1	Code of Ethics		S-1/A	14.1	3/12/2009	333-154177
14.2	Code of Business Conduct		S-1/A	14.2	3/12/2009	333-154177
14.3	Whistleblower Protection Policy		8-K	14.1	4/25/2017	000-52669
23.1*	Consent of LBB & Associates Ltd., LLP	X
23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)		S-1		9/25/2017	333-220619
99.1	Charter of the Audit Committee		8-K	99.1	4/25/2017	000-52669
99.2	Charter of the Compensation Committee		8-K	99.2	4/25/2017	000-52669
99.3	Charter of the Nominating and Corporate Governance Committee		8-K	99.3	4/25/2017	000-52669

*	Filed herewith.
***	Indicates a management contract or any compensatory plan, contract or arrangement.